Exhibit 99.1

Shareholder Update

Dear fellow shareholders,

I’ve had the pleasure of serving as CEO of Medizone International, Inc. (“Medizone”) for three months.  During this time, many of you have communicated with me, conveying your best wishes for me in this position, as well as expressing various comments related to our business.  Thank you for your well wishes and support.  Also, your input and comments are appreciated.  I’m very pleased to have joined Medizone, both as a shareholder and to serve in this leadership position.

My goals include the following:

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Achieve the necessary regulatory approvals that enable the commercialization of AsepticSure® for broad use in disinfection within a broad scope of markets (e.g., healthcare; pharmaceutical/laboratory industry; military; sports industry; etc.) throughout the world;

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Establish a commercial operation that utilizes internal and external expertise to achieve strong commercial penetration and adoption of AsepticSure® within our targeted markets, globally, supporting continued growth and expansion of our business;

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Build a capital structure that allows the execution of a financing plan that enables the Company to successfully pursue the necessary regulatory approvals and commercial operations in support of achieving a profitable, revenue generating business providing highly attractive shareholder value while delivering improved disinfection control to industry markets worldwide;

•	Improve health and lives worldwide through the adoption and use of AsepticSure®.

Along with you, we at Medizone share the excitement of the many opportunities apparent to utilize AsepticSure® in eliminating pathogens (bacteria, viruses and fungi) that can threaten the health and lives of millions throughout the world.

In order to achieve the business success that we seek, there are critical steps we must achieve:

•	Having AsepticSure® approved for sale for the specific uses, markets and geographic regions that we wish to pursue;
•	Having a business organization that supports the commercialization of AsepticSure®, as well as the manufacturing/distribution of AsepticSure® necessary to achieve our commercialization goals;
•	Having a capital base that supports our ability to achieve all necessary regulatory, commercial and operational requirements in support of our business plans.

Many long-term shareholders may feel that these points are obvious, have been recognized for years and, should have been “checked-off” in the past.  Regardless, they haven’t been and, yet they must be addressed in order for AsepticSure® to proceed successfully into market adoption, resulting in revenue development and improved shareholder value.  Let me address each of these points…

Regulatory Approvals, Status & Plans

•	EPA registration was achieved, November 14, 2016; prior to this date, AsepticSure® did not have this critical recognition that supports the ability to widely sell the product;
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Global Engineering Safety Certification of Compliance was obtained June 29, 2017, making AsepticSure® compliant with the necessary engineering safety standards for 142 countries – without this, the product would not be able to receive CE Mark and most hospitals require such certification in consideration of purchasing/using such systems within their facilities;

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CE mark was obtained, October 13, 2017; this achievement occurred much sooner than previously anticipated.  Having the CE mark allows us to sell AsepticSure® in Europe; however, in some countries, additional approvals may be required related to specific country disinfectant regulations;

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FDA – our 513(g) Pre-submission was achieved November 7, 2017. We are scheduled to meet with the FDA on January 18, 2018; in advance of the meeting, we will receive feedback from the FDA relative to our pre-submission document;

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As reported in April 2017, the FDA has determined that AsepticSure® should be classified as a medical device, requiring their review and approval of our technology in order for us to sell AsepticSure® into the hospital/healthcare market.

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The purpose of our 513(g) pre-submission and subsequent FDA interaction is to clarify the specific regulatory pathway in order to achieve the necessary FDA approval in order for us to fully commercialize AsepticSure® to the hospital/healthcare market in the U.S.

Having achieved the EPA registration, Global Engineering Safety Certification of Compliance and CE Mark enables us to focus on developing the AsepticSure® business in various industry markets.  Without these regulatory approvals, despite the impressive scientific data in support of AsepticSure®, meaningful revenue growth and development simply won’t occur.  For many years, while the scientific data regarding AsepticSure® has been impressive, we haven’t had the EPA registration, the Global Engineering Safety Certification of Compliance or CE Mark, much less, the outstanding FDA approval.  These are necessary to successfully penetrate various markets and begin to build a growing revenue base.  Today, our situation is vastly improved as a result of the EPA registration in 2016 and, in 2017, the Global Engineering Safety Certification of Compliance and CE Mark designation.

Our focus is to utilize the existing approval achievements to focus on those industry markets, across various geographies, to achieve initial adoption of AsepticSure® as an improved and better solution to the great challenges of pathogen disinfection.  Once our FDA regulatory path is clarified, we’ll focus on achieving the necessary FDA approval in order to support an aggressive pursuit of AsepticSure® adoption within the U.S. hospital/healthcare market.  At this time, we can’t provide any FDA-approval timeframe, since we have yet to meet with the FDA.  Updates will be provided as our discussions with the FDA continue.

Commercial Operations; Status & Plans

The scientific data in support of AsepticSure® are impressive, to say the least.  In our opinion, we have demonstrated unsurpassed disinfection results versus competitive products and technologies.  Our results reflect disinfection performance across multiple industry markets, following rigid and scientifically sound protocols.  In order to successfully commercialize AsepticSure®, resulting in widespread adoption and use worldwide, we have several hurdles to overcome.

•	Currently, our organization is not structured and staffed to appropriately address the various market opportunities, routinely commercializing AsepticSure® to prospective customers.
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We continue to build a distributor network, most recently in the Nordic region (Aglon a/s), that provides the opportunity to penetrate various markets outside the U.S., but as with all distributor relationships, we need the ongoing internal distributor-support functions and activities, which we currently don’t have.

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In order to support an anticipated growing business, we require manufacturing and supply relationships that will support growth in our business, enabling us to achieve widespread adoption and use of AsepticSure® in multiple industry markets worldwide.  This includes our recent agreements and relationships with Cogmedix and Innovasource to ensure that our manufacturing and product supply are conducted with regulatory compliant and highly respected partners.  In this manner, we are partnering with the highest quality, efficient and compliant partners that can assist in our efforts to expand our business.

Despite these challenges, we have recently brought in strong business experience and expertise that is focused on identifying and establishing available options for us to begin the process of building an ongoing base of users of our technology.  Prior to receiving the various approvals and certifications mentioned earlier, there was little likelihood to achieving a growing business.  Now, with these recent accomplishments, as well as our proceeding with the FDA 510(k) discussions, our outlook is improved and opportunities are available.  Our challenge, however, remains in having the necessary capital base to support the appropriate organization, activities and efforts in order to successfully build the AsepticSure® business.

Capital Structure and Development

Currently, our cash balance is insufficient to appropriately support the business building activities and operations that are necessary to achieve adoption and use of AsepticSure® in the various targeted industry markets and geographic regions.

At the end of First Quarter, 2017 we had approximately $23,000 in cash.  As a result of the private placement offering conducted during the Spring, we ended Second Quarter, 2017 with approximately $59,000 in cash.  In September, the board of directors approved another private placement offering, which resulted in our ending Third Quarter, 2017 with $60,500 in cash.  The September private placement offering remains available to qualified investors and we encourage any potentially interested shareholders to contact me (david.dodd@medizoneint.com) regarding participation in this offering.

Overall, we need a minimum capital raise of approximately $5 million, which will enable us to ensure that we are operating our business successfully, focused on growth in value, while addressing various longer-term, existing accounts payables.  Currently, I and others in management, the board of directors and, various consultants are deferring all salary payments and work-related expenses.  We are focused on what we consider are most critical to support our regulatory efforts [i.e., FDA 510(k) and various country-specific requirements], maintaining compliance with all financial regulatory reporting requirements, working to establish a commercialization basis for AsepticSure® and, securing additional capital to support the business.

In order to raise additional capital, we need a supportive capital structure.  In December 2016, you approved a 500 million authorized share count.  Considering current obligations and previous share/warrant reserves, we have approximately 40 million shares available to use in any further capital raise.  At our current share price, this share count will probably only support a capital raise of up to $1 million – far short of our needs.  The value of our current share count relative to possible capital raise will improve as we achieve increased share price.

Over the near-term, we expect to report on the upcoming FDA meeting, addressing the 510(k) approval-path for AsepticSure®.   In addition, we hope to report additional participation in the current private placement offering.  There are also various business building activities underway that may solidify, providing us with additional encouraging news to report.

In order to raise the capital necessary to support moving the AsepticSure® business forward to achieve the success we all seek, additional share count authorization will likely be required.  We are reviewing our current capital structure, evaluating various options that will support our long-term needs as a profitable, operating business.

Ultimately, the best way to increase our shareholder value is to report consistent, growing revenues resulting from sales and application of AsepticSure® technology.  However, the various steps outlined in this update have to be successfully completed in order for such success to proceed.  This is our focus and represents our goals.

Our Values

This initial update is intended to provide you meaningful information regarding our commitment, focus and efforts towards successfully establishing Medizone as a growing, profitable business, widely establishing AsepticSure® as the standard in disinfection/decontamination worldwide in multiple industry markets.  It is also intended to provide you with insight to my leadership style, philosophy and beliefs.

There are several values that we, at Medizone, share:

•	Transparency – we seek to be open regarding our activities, efforts and results, while ensuring that we are compliant with financial regulatory disclosure requirements;
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Integrity – we agree to perform the services to our colleagues, customers, shareholders, stakeholders and others in an honest, fair manner, recognizing that we are seeking to provide a solution to improved health to millions worldwide, while delivering highly attractive investment returns to our shareholders and meaningful career opportunities to our team;

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Quality & Customer Focus – we seek to provide the highest quality product/service at a fair price, along with the necessary support to ensure that our customers and those that benefit from our technology are fully satisfied and achieve the results we communicate in our business activities;

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Competitiveness – we seek to be successful in our development and commercial activities, providing improved solutions based upon science, technology, manufacturing, distribution and other business activities; in summary, we seek to be the “best competitor” in the eyes of our customers and those that benefit from AsepticSure® and any future products/services we might offer; we seek to be classified as a “best investment” in the view of our shareholders and others in the investment community;

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Innovation – we recognize that the pace of science and technology is such that we have to continuously adapt to changing needs related to infection control and decontamination.  While we can’t predict future needs, we seek to ensure that the products/services that we provide continue to meet the various market needs and regulatory expectations.

Again, I am delighted to have joined Medizone as the CEO.  I am proud to be a fellow shareholder.  While we face significant challenges, our opportunities are even greater.  I look forward to continued communications with you and, “thank you” for your continued support and investments into our Company.

Best regards,

David A. Dodd
CEO
Medizone International, Inc.
www.medizoneint.com